UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
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                                               ---------------------------------
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 3)*

                       3-Dimensional Pharmaceuticals, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88554W104

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 28, 2003

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [x] Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88554W104                  13G                    Page 1 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  HealthCare Ventures III, L.P.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 2 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                          HealthCare Partners III, L.P.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 3 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                          HealthCare Ventures IV, L.P.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 4 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                          HealthCare Partners IV, L.P.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                        0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 5 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                           HealthCare Ventures V, L.P.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 6 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                           HealthCare Partners V, L.P.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                        0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 7 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                          HealthCare Ventures VI, L.P.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 8 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                          HealthCare Partners VI, L.P.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 9 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                            James H. Cavanaugh, Ph.D.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 10 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                Harold R. Werner
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES            0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY           0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH             0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 11 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                 William Crouse
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 12 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                               John W. Littlechild
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 13 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                          Christopher Mirabelli, Ph.D.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 14 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                Augustine Lawlor
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                  IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 15 of 17 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                               Eric Aguiar, Ph.D.
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                       0
________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
________________________________________________________________________________
12. TYPE OF REPORTING PERSON*


                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                  13G                    Page 16 of 17 Pages


Item 1(a).  Name of Issuer:


                       3-Dimensional Pharmaceuticals, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                       1020 Stony Hill Road
                       Yardley, Pennsylvania  19067

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

                  HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), HealthCare Ventures VI, L.P. ("HCV VI"), HealthCare Partners VI, L.P. ("HCP VI"), Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them1.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI, HCP VI, Drs. Cavanaugh and Aguiar and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

            ____________________________________________________________________

Item 2(c).  Citizenship:

                  HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI and HCP VI are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

            ____________________________________________________________________

--------
1 Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV, HCP V and HCP VI, the general partner of each of HCV III, HCV IV, HCV V and HCV VI, respectively. In addition, Dr. Mirabelli and Mr. Lawlor are also general partners of HCP V and HCP VI, the general partner of HCV V and HCV VI, and; Dr. Aguiar is a general partner of HCP VI, the general partner of HCV VI.

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


                  Common Stock par value $.001 (the "Shares")
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

                  88554W104

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 88554W104                  13G                    Page 17 of 17 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

                  As of March 28, 2003: HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Crouse, Littlechild and Lawlor do not own any Shares of the Issuer's Common Stock.
          ______________________________________________________________________

(b) Percent of class:
                  As of March 28, 2003: HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Crouse, Littlechild and Lawlor do not own any shares of the Issuer's Common Stock.


          ______________________________________________________________________

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote:

                  Not Applicable.

          (ii) Shared power to vote or to direct the vote:

                  Not Applicable.

          (iii) Sole power to dispose or to direct the disposition of:

                  Not Applicable.

          (iv) Shared power to dispose or to direct the disposition of:

                  Not Applicable.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X]

         _______________________________________________________________________



Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                           Not Applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                           Not Applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


                           Not Applicable.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


                           Not Applicable.
          ______________________________________________________________________

Item 10.  Certifications.  Not Applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



March 31, 2003           HealthCare Ventures III, L.P.
Princeton, New Jersey    By:  its General Partner, HealthCare Partners III, L.P.



                         By: /s/ Jeffrey Steinberg, Administrative Partner
                            --------------------------------------------------
                             Jeffrey Steinberg, Administrative Partner

March 31, 2003           HealthCare Partners III, L.P.
Princeton, New Jersey


                         By: /s/ Jeffrey Steinberg, Administrative Partner
                            --------------------------------------------------


March 31, 2003           HealthCare Ventures IV, L.P.
Princeton, New Jersey    By:  its General Partner, HealthCare Partners IV, L.P.



                         By: /s/ Jeffrey Steinberg, Administrative Partner
                            --------------------------------------------------
                                 Jeffrey Steinberg, Administrative Partner

March 31, 20033          HealthCare Partners IV, L.P.
Princeton, New Jersey


                         By: /s/ Jeffrey Steinberg, Administrative Partner
                            --------------------------------------------------
                                 Jeffrey Steinberg, Administrative Partner

March 31, 2003           HealthCare Ventures V, L.P.
Princeton, New Jersey    By:  its General Partner, HealthCare Partners V, L.P.



                         By: /s/ Jeffrey Steinberg, Administrative Partner
                            --------------------------------------------------
                                 Jeffrey Steinberg, Administrative Partner

March 31, 2003           HealthCare Partners V, L.P.
Princeton, New Jersey


                         By: /s/ Jeffrey Steinberg, Administrative Partner
                            --------------------------------------------------
                                 Jeffrey Steinberg, Administrative Partner

March 31, 2003           HealthCare Ventures VI, L.P.
Princeton, New Jersey    By:  its General Partner, HealthCare Partners VI, L.P.



                         By: /s/ Jeffrey Steinberg, Administrative Partner
                            --------------------------------------------------
                                 Jeffrey Steinberg, Administrative Partner

March 31, 2003           HealthCare Partners VI, L.P.
Princeton, New Jersey


                         By: /s/ Jeffrey Steinberg, Administrative Partner
                            --------------------------------------------------
                                 Jeffrey Steinberg, Administrative Partner



March 31, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey             --------------------------------------------
                                       James H. Cavanaugh, Ph.D


March 31, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey             --------------------------------------------
                                      Harold Werner


March 31, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey             --------------------------------------------
                                      William Crouse


March 31, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts          --------------------------------------------
                                      John Littlechild


March 31, 2003                   /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts         ---------------------------------------------
                                     Christopher Mirabelli, Ph.D.


March 31, 2003                  /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts        ----------------------------------------------
                                    Augustine Lawlor


March 31, 2003                 /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey          -----------------------------------------------
                                   Eric Aquiar, Ph.D.

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G


         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of 3-Dimensional Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


March 31, 2003            HealthCare Ventures III, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners III, L.P.



                          By: /s/ Jeffrey Steinberg, Administrative Partner
                             --------------------------------------------------
                              Jeffrey Steinberg, Administrative Partner

March 31, 2003            HealthCare Partners III, L.P.
Princeton, New Jersey


                          By: /s/ Jeffrey Steinberg, Administrative Partner
                             --------------------------------------------------


March 31, 2003            HealthCare Ventures IV, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners IV, L.P.



                          By: /s/ Jeffrey Steinberg, Administrative Partner
                             --------------------------------------------------
                                  Jeffrey Steinberg, Administrative Partner

March 31, 20033           HealthCare Partners IV, L.P.
Princeton, New Jersey


                          By: /s/ Jeffrey Steinberg, Administrative Partner
                             --------------------------------------------------
                                  Jeffrey Steinberg, Administrative Partner

March 31, 2003            HealthCare Ventures V, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.



                          By: /s/ Jeffrey Steinberg, Administrative Partner
                             --------------------------------------------------
                                  Jeffrey Steinberg, Administrative Partner

March 31, 2003            HealthCare Partners V, L.P.
Princeton, New Jersey


                          By: /s/ Jeffrey Steinberg, Administrative Partner
                             --------------------------------------------------
                                  Jeffrey Steinberg, Administrative Partner

March 31, 2003            HealthCare Ventures VI, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners VI, L.P.



                          By: /s/ Jeffrey Steinberg, Administrative Partner
                             --------------------------------------------------
                                  Jeffrey Steinberg, Administrative Partner

March 31, 2003            HealthCare Partners VI, L.P.
Princeton, New Jersey


                          By: /s/ Jeffrey Steinberg, Administrative Partner
                             --------------------------------------------------
                                  Jeffrey Steinberg, Administrative Partner



March 31, 2003                     /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey              --------------------------------------------
                                        James H. Cavanaugh, Ph.D


March 31, 2003                     /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey              --------------------------------------------
                                       Harold Werner


March 31, 2003                     /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey              --------------------------------------------
                                       William Crouse


March 31, 2003                     /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts           --------------------------------------------
                                       John Littlechild


March 31, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts          ---------------------------------------------
                                      Christopher Mirabelli, Ph.D.


March 31, 2003                   /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts         ----------------------------------------------
                                     Augustine Lawlor


March 31, 2003                  /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey           -----------------------------------------------
                                    Eric Aquiar, Ph.D.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).